UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to ss.240.14a-12
ANSOFT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ANSOFT CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, APRIL 20, 2006
To Our Stockholders:
     A Special Meeting of Stockholders (the “Special Meeting”) of Ansoft Corporation, a Delaware corporation (the “Company”), will be held on Thursday, April 20, 2006 at 9:00 a.m., local time, at Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219-1119, for the following purposes:
1.	To approve an amendment to our Amended Certificate of Incorporation to increase the number of authorized voting common stock, $.01 par value by 25,000,000 shares, from the current authorization of 25,000,000 shares to 50,000,000 shares;

2.	To approve the adoption of the 2006 Stock Incentive Plan;

3.	To transact such other business as may properly come before the Special Meeting and any and all adjournments and postponements thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Special Meeting.
     The Board of Directors has fixed the close of business on March 23, 2006 as the record date for the determination of holders of the Company’s common stock entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.
     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Special Meeting, including those items listed above.
     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Special Meeting.

By Order of the Board of Directors,
/s/ Nicholas Csendes
Nicholas Csendes
President and Chief Executive Officer

Pittsburgh, Pennsylvania
March ___, 2006
     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE.
     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

GENERAL INFORMATION
PROPOSAL 1 AMENDMENT TO AMENDED CERTIFICATE OF INCORPORATION
PROPOSAL 2 APPROVAL OF 2006 STOCK INCENTIVE PLAN
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
OTHER MATTERS
SOLICITATIONS OF PROXIES
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

ANSOFT CORPORATION
225 West Station Square Drive, Suite 200
Pittsburgh, PA 15219-1119
PROXY STATEMENT
GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ansoft Corporation, a Delaware corporation (“Ansoft” or the “Company”), for use at a Special Meeting of stockholders (together with any and all adjournments and postponements thereof, the “Special Meeting”) to be held on Thursday, April 20, 2006, at 9:00 a.m., local time, at Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219-1119, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement, together with the accompanying notice and the enclosed proxy card, are first being sent to stockholders on or about March 24, 2006.
General Information about Voting
Who Can Vote at the Meeting
You are entitled to vote your shares of Ansoft common stock if the records of the Company show that you held your shares as of the close of business on March 23, 2006. As of the close of business on March 23, 2006, there were a total of ___shares of common stock of the Company outstanding and no shares outstanding of the other authorized class of shares. Each share of common stock has one vote on each matter properly brought before the Special Meeting. Abstentions may be specified as to all proposals to be brought before the Special Meeting.
Voting by Proxy
     Your shares can be voted at the Special Meeting only if you are present in person or if you are represented by proxy. If you properly execute and return the enclosed proxy card prior to the Special Meeting, your shares will be voted in accordance with the instructions you marked on the proxy card. If you execute and return the proxy card without providing voting instructions, your shares will be voted as recommended by the Board of Directors.
     If you are a beneficial owner of Ansoft common stock held by a broker, bank or other nominee (i.e., in “street name”) you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.
Attending the Special Meeting
     Beneficial owners will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. To vote your shares of Ansoft common stock held in street name in person at the Special Meeting, you will have to get a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares.

Revocation of Proxy
     Your proxy may be revoked at any time prior to its exercise by attending the Special Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the taking of any vote at the Special Meeting. Attendance at the Special Meeting will not in itself constitute revocation of your proxy.
Quorum; Votes Required
     The presence at the Special Meeting, in person or by proxy, of shares of common stock representing at least a majority of the total number of shares of common stock entitled to vote will constitute a quorum for purposes of the Special Meeting. If you return valid proxy instructions or attend the Special Meeting in person, your shares will be counted for purposes of determining whether there is a quorum. Shares represented by duly completed proxies submitted by nominee holders on behalf of beneficial owners will be counted as present for purposes of determining the existence of a quorum (even if some such proxies reflect broker non-votes). In addition, abstentions will be counted as present for purposes of determining the existence of a quorum.
     To approve the amendment to the Amended Certificate of Incorporation to increase our authorized voting common stock, Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Abstentions and broker non-votes applicable to shares present at the Special Meeting will have the same effect as votes cast against approval of the amendment.
     To approve the 2006 Stock Incentive Plan, Delaware law requires the affirmative vote of holders of a majority of the shares of common stock represented at the Special Meeting. Abstentions and broker non-votes applicable to shares present at the Special Meeting will not be counted either in favor of or against the adoption of the 2006 Stock Incentive Plan.
PROPOSAL 1
AMENDMENT TO AMENDED CERTIFICATE OF INCORPORATION
Proposed Amendment
     The Amended Certificate of Incorporation of the Company currently authorizes the issuance of 25,000,000 shares of voting common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. On March 7, 2006, our Board of Directors unanimously voted to recommend to the stockholders an amendment to the Amended Certificate of Incorporation (the “Amendment”) that increases the number of authorized shares of common stock from 25,000,000 to 50,000,000.
Description of Common Stock
     The Amendment would increase the number of shares of the existing class of common stock available for issuance, but would not change the terms of the common stock or the rights of holders of such common stock. Holders of common stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for any unissued shares of our common stock. There are no cumulative voting rights. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefore, subject to the preferences and other rights of the preferred stockholders, if any. On liquidation, dissolution or winding up, the holders of common stock are entitled to receive their pro rata portion of the Company’s net assets remaining after the payment of all debts and obligations and liquidation preferences, if any.

Current Shares Outstanding
     As of January 31, 2006, the Company had 14,193,620 shares of common stock issued, 11,833,310 shares outstanding and 2,152,272 shares of common stock reserved for issuance upon exercise of outstanding stock options under our 1995 Stock Option Plan and 36,000 shares of common stock reserved for issuance upon exercise of outstanding stock options granted to new employees in 2005 after the expiration of the 1995 Stock Option Plan, as approved by the Board of Directors. As of the date of this Proxy Statement, there are no shares of preferred stock issued or outstanding.
     The Amendment, if approved, would increase the number of outstanding shares of common stock by 11,833,310, from 11,833,310 to approximately 23,666,620, and the number of shares of common stock reserved for issuance under our 1995 Stock Option Plan by 2,152,272, from 2,152,272 to approximately 4,304,544, and the number of shares of common stock reserved for issuance pursuant to stock options granted to new employees in 2005 as approved by the Board of Directors by 36,000, from 36,000 to approximately 72,000.
Reasons for, and Affect of, the Amendment
     On March 7, 2006, the Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend, subject to obtaining stockholder approval of the Amendment (the “Stock Split”). In connection with the Stock Split, each holder of shares of common stock as of the close of business on May 2, 2006, will be entitled to receive, on or about May 9, 2006, one additional share of common stock for each share of common stock held on May 2, 2006. In addition, the number of shares of common stock reserved for issuance, including shares subject to outstanding options, would increase by 100% and the exercise price of outstanding options would correspondingly decrease by 50%. Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the stockholders approve the Amendment. As of January 31, 2006, only 8,618,108 shares of common stock remained available for future issuance. Without the proposed increase in authorized shares of common stock pursuant to the Amendment, the Company does not have enough authorized but unissued shares of common stock to effect the Stock Split.
     In addition to making shares available to effect the Stock Split, our Board of Directors believes that it is in the Company’s best interest to have additional shares of common stock available for issuance, from time to time, in the discretion of our Board of Directors, and in such amounts, for such purposes and on such terms as our Board of Directors may determine, without further stockholder approval except as required by law, regulation or NASDAQ rules. These purposes may include, among other things, to fund our operations, to fund potential acquisitions, to meet our future financing needs, to allow for additional options granted pursuant to our existing or future stock incentive plans, to effect further stock splits or declare additional stock dividends, and other bona fide purposes. Our Board of Directors believes that an increase in the authorized shares of our common stock will give us added flexibility to act in the future with respect to these purposes without the delay and expense of stockholder action each time an opportunity requiring the issuance of shares may arise. Other than for the Board approved Stock Split, current reserve needs and future increases in shares reserved under existing or future stock incentive plans, we have no present plans, understandings or agreements for the issuance or use of the proposed additional authorized shares of common stock. The Company has historically issued options as part of its compensation of directors, certain executive officers, and employees.

     In addition to providing sufficient shares of common stock for the Stock Split and the corporate purposes described above, an increase in the number of authorized common stock may be used to make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that our Board of Directors determines is not in the Company’s best interests and the best interests of our stockholders. However, our Board of Directors does not intend or view the increase in authorized common stock as an anti-takeover measure nor are we aware of any of this type of transaction that may be proposed or pending.
     If the Amendment is approved, the newly authorized shares of common stock will become part of the existing class of common stock and will have the same voting and other rights as the common stock now issued. However, the additional shares of common stock might be issued at times and under circumstances as to have a dilutive effect on earnings per share and/or on the percentage ownership interest of the present holders of our common stock.
Board of Directors Recommendation
     Our Board of Directors recommends that our stockholders vote FOR the approval of the Amendment. The proposal to approve the Amendment requires the affirmative vote of a majority of our total shares of common stock issued and outstanding, whether present in person or represented by proxy. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR the approval of the Amendment.
PROPOSAL 2
APPROVAL OF 2006 STOCK INCENTIVE PLAN
Introduction
     The Board of Directors approved the 2006 Stock Incentive Plan (“2006 Plan”) on March 7, 2006 and now requests that stockholders approve the 2006 Plan. If stockholders approve the 2006 Plan, it will become effective as of March 7, 2006. Your Board of Directors believes that the 2006 Plan will form an important part of the Company’s overall compensation program by attracting and retaining employees through stock incentives, motivating our employees to contribute to the growth of the Company and further align the interests of our employees with our stockholders.
Summary of the 2006 Plan
     Features of the 2006 Plan are summarized below. The full text of the 2006 Plan is set forth in Exhibit A.
Administration of the Plan; Eligibility
     The Board of Directors or its Compensation Committee may delegate authority to administer the 2006 Plan. The Board of Directors has delegated such administration authority to the CEO of the Company. The Committee has broad authority to administer and interpret the 2006 Plan but must be consistent with any express terms of the 2006 Plan. The Committee may:
•	Set the exercise price and vesting schedule of options and when an option will expire. Also the Committee may decide the number of shares of our common stock subject to any option, the restrictions on transferability of an option and other terms and conditions. The Committee would decide whether an option is an incentive stock option or a nonstatutory stock option.

•	Set the terms of any restricted stock award, including the number of shares and the conditions on the award. The conditions can be restrictions on grant or on vesting. The conditions also can be performance-based or based on continuation of employment.
     Any person who is a director, an employee or a prospective employee of ours or any of our subsidiaries, or a consultant to the Company is eligible to be selected as a recipient of an award under the

2006 Plan. Currently, approximately 300 employees, directors and consultants along with new employees are anticipated to be eligible for awards under the 2006 Plan.
Stock Reserved
     The 2006 Plan authorizes the issuance of up to 500,000 shares of our common stock and in addition reauthorizes the use of 170,000 shares of our common stock which were authorized but unused under the 1995 Stock Option Plan. All of the shares could be issued as stock options. No more than 200,000 shares can be issued as restricted stock. No more than 100,000 shares, including options, can be awarded to one eligible person during any calendar year. All of these limits are based on shares before the Stock Split which is included in this proxy. If the Stock Split is approved, all of these limits would be doubled.
     The Company’s 1995 Stock Option Plan expired in March, 2005. To ensure the continued efficient operations of the Company, the Board of Directors approved a program consistent with its historical practices under the 1995 Stock Option Plan, to grant stock options to individuals hired by the Company since that date. The Company has granted a total of 36,000 shares (pre-split) under this program. By approving the 2006 Plan, stockholders will also be approving these grants. These grants would then count against the shares reserved for the 2006 Plan and would be subject to the terms and conditions of the 2006 Plan.
     Shares subject to an award under the 2006 Plan that are forfeited, or otherwise terminate unexercised without issuance, will again be available for award.
     In the event of any merger, consolidation, recapitalization, stock dividend, stock split, combination of shares or similar transaction or change in corporate structure affecting the shares, such adjustments may be made to the 2006 Plan and to the awards as the Committee or its delegate deem appropriate.
Types of Incentive Awards That May Be Granted
     The following types of awards may be granted under the 2006 Plan:
•	Incentive stock options, which are intended to qualify under Section 422 of the Code.

•	Non-qualified stock options, which are not intended to qualify as incentive stock options.

•	Restricted stock, which is an award of shares of common stock with the grant, retention, and/or vesting conditioned upon satisfaction of criteria determined by the Compensation Committee.

Stock Options
     The Committee may grant stock options to eligible participants and establish the terms and conditions for exercising an option. The exercise price of an option will be at least 100% of the fair market value of company stock on the date that the option is granted. The options may be either incentive stock options or nonstatutory options. The Committee will set the term of each option; however, no option will be exercisable after ten years from the date the option is granted. Participants can exercise any option and can make payment of the stock option price by delivering cash or other approved payment. Options may not be repriced without stockholder approval.
Restricted Stock
     Restricted stock awards can be structured in many ways, including with time or performance-based conditions. The restricted stock award can set up conditions that must be met before a share is issued. When issued, a share under a restricted stock award may be subject to further performance or time vesting requirements. An eligible person may be required to pay for part of the value of a share under a restricted stock award.
Transferability of Awards; Modification of Awards
     When granting incentive awards, the Committee may allow the awards to become fully exercisable or vested upon certain corporate events, such as a merger or other change in control. Participants cannot sell, transfer or pledge their interest in awards. Participants cannot sell, transfer or pledge shares of restricted stock until it becomes unrestricted. Nonstatutory options may be transferable by a participant but only according to the terms for the award. The Committee may modify awards consistent with the terms of the 2006 Plan.
Term; Modification of Plan
     If approved by the stockholders, the 2006 Plan will become effective March 7, 2006 and will terminate at the close of business on March 7, 2016, unless the Board terminates it prior to that date.
     The Board can amend or terminate the 2006 Plan, except that only stockholders can approve amendments that would (i) materially increase the number of shares reserved and available for issuance; (ii) materially change or affect which employees are eligible to participate; or (iii) materially change the benefits that eligible employees may receive. However, the Board can amend the 2006 Plan as necessary and without stockholder approval to ensure that it continues to comply with the Code and SEC rules.
Federal Income Tax Consequences.
     This is a summary of the principal federal income tax consequences of the 2006 Plan. State, local and foreign income taxes also may be applicable.
     An individual will not incur federal income tax liabilities when granted a nonstatutory stock option, an incentive stock option or restricted stock subject to conditions or restrictions.
     Upon exercise of a nonstatutory option, the individual, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of Company stock on the date of the exercise and the option price. This income is subject to income tax withholding by the Company for employees. No income is received for tax purposes when an incentive stock option is exercised, unless an employee is subject to the alternative minimum tax or sells the stock before the minimum holding period ends.
     Upon lapse of restrictions on restricted stock, the individual will be treated as having received ordinary income equal to the fair market value of company stock on that date. This income is subject to income tax withholding by the company for employees.
     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income. As stated above, this usually occurs upon exercise of nonstatutory options and the lapse of restrictions on restricted stock. No deduction is allowed in connection with an incentive stock option unless the employee disposes of company stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of Company stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control.
NEW PLAN BENEFITS
     The following table shows the amounts that will be allocated to the listed individuals and groups under the 2006 Plan submitted for stockholder approval if the 2006 Plan is approved. Part of the amounts shown are options under existing awards previously made to the listed individuals and groups following the expiration of the 1995 Stock Option Plan and part represent amounts that were received in the last fiscal year as an example of amounts that may be issued under the 2006 Plan.

Name and Position	Number of Units(1)
Nicholas Csendes President and Chief Executive Officer	—

Zoltan J. Cendes, Ph.D. Chairman of the Board and Chief Technology Officer	—

Thomas A.N. Miller Executive Vice President and Chief Financial Officer	—

Executive Group	—

Non-Executive Director Group (2)	25,000

Non-Executive Officer Employee Group(3)	161,000

(1)	The units consist of incentive stock options (unless noted) with an exercise price equal to fair market value of the Company’s common stock on the date of grant. The number of units is determined without the stock split which is proposed in this proxy.

(2)	Mr. Quast was granted 25,000 non-qualified options of common stock concurrent with his election as a director in fiscal year 2005. It is not anticipated that additional grants would be made to directors until a new director is elected.

(3)	36,000 options of common stock were granted to new employees hired after the expiration of the 1995 Stock Option Plan which would be assumed by the 2006 Plan if it is approved.
Recommendation of the Board of Directors
     The Board of Directors recommends that you vote “FOR” approving adoption of the 2006 Plan. The affirmative vote of holders of a majority of the shares of common stock represented at the Special Meeting is required to approve this proposal. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR the approval of the 2006 Plan.
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
     The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of January 31, 2006 (i) each person who is known to the Company to own beneficially more than 5% of the outstanding ordinary shares (ii) by each of the Company’s directors, (iii) by the Company’s Executive Officers, and (iv) by all current executive officers and directors as a group. The directors and executive officers have sole investment and voting power unless otherwise noted.

	Amount and Nature
	of Beneficial	Percent of
Beneficial Owner	Ownership	Class (1)
Thomas A.N. Miller (2)	1,278,118	9.5%
Nicholas Csendes (3)	1,614,753	12.0%
Zoltan J. Cendes (4)	1,195,616	8.9%
Peter Robbins (5)	26,000	*
John N. Whelihan (6)	31,000	*
Paul Quast (7)	6,650	*
Ulrich L. and Meta M. Rohde (8)	1,222,728	9.1%
Fidelity Management & Research Co. (9)	1,423,887	10.6%
All directors and named officers as a group (6 persons) (2) (3) (4) (5) (6) (7)	4,152,137	30.9%

*	Less than 1%.

The address of each beneficial owner is 225 West Station Square Drive, Suite 200, Pittsburgh, PA 15219 unless otherwise stated

(1)	This column represents the sum of the individual’s shares beneficially owned plus stock options exercisable within 60 days of January 31, 2006 as a percent of the sum of the Company’s outstanding shares at January 31, 2006 plus all options exercisable within 60 days of January 31, 2006.

(2)	Includes 66,264 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006.

(3)	Includes 312,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006.

(4)	Includes 312,500 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006.

(5)	Includes 24,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 2006. Also includes 2,000 shares jointly owned with Mr. Robbins’ spouse.

(6)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days after January 31, 2006.

(7)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after January 31, 2006.

(8)	All shares are held with sole dispositive and sole voting power. The address of Drs. Ulrich and Meta Rohde is 52 Hillcrest Drive, Upper Saddle River, NJ 07458. All information, other than the Percent of Class, is derived from Drs. Ulrich and Meta Rohde’s Form 4 filed with the Securities and Exchange Commission on December 22, 2004.

(9)	All shares are held with sole dispositive and sole voting power. All information, other than the Percent of Class, is derived from Fidelity Management & Research Co.’s Form 13F as of December 31, 2005 filed with the Securities and Exchange Commission. The Address of Fidelity Management & Research Co. is 82 Devonshire Street, Boston, MA 02109.
Report of the Compensation Committee on Executive Compensation as of the end of Fiscal Year 2005
     All executive compensation decisions are made by the Compensation Committee which is composed of three non-employee directors, John N. Whelihan, Paul Quast and Peter Robbins. The Compensation Committee, at the direction of the Board of Directors, prepared the following report, as of April 30, 2005, which was the end of fiscal year 2005.
     With respect to the compensation of executive officers other than the President and Chief Executive Officer, the Compensation Committee received and considered significant input from the President. Other than the Company’s standard form of non-competition and confidentiality agreement, as of the end of fiscal year 2005 there were no employment agreements with any of the executive officers which fix the annual salaries of the executive officers, and no part of executive compensation, including that of the President and Chief Executive Officer, has been strictly tied to qualitative or quantitative statistical operating performance criteria, other than the Company wide bonus plan which is based on certain sales goals. Under the terms of this plan the President and Chief Executive Officer is entitled to a quarterly bonus if the sales goals are met.
     Based on a review of public filings by other comparable publicly-held software companies as of April 30, 2005, the Compensation Committee believes that the annual base salaries and bonuses of the Company’s executive officers, including its President and Chief Executive Officer generally are and have been set no higher than the annual base salaries and bonuses paid to executive officers of other comparable software companies.

THE COMPENSATION COMMITTEE
John N. Whelihan
Peter Robbins
Paul Quast

Compensation Committee Interlocks and Insider Participation
     Peter Robbins, John N. Whelihan and Paul Quast serve as members of the Compensation Committee of the Board of Directors. Neither Messrs. Robbins, Quast and Whelihan are or have been an officer of the Company.
Executive Compensation
Summary Compensation Table
     The following table summarizes the aggregate cash compensation for services in all capacities to the Company for fiscal year 2005, which ended April 30, 2005 for the named executive officers of the Company and compensation received by each such individual in the two prior fiscal years.

				Long-Term
				Compensation
		Annual Compensation		Awards
				Securities
Name and				Underlying
Principal Position	Year	Salary	Bonus	Option (#)
Nicholas Csendes	2005	$300,000	$3,000	—
President and	2004	$300,000	$500	—
Chief Executive Officer	2003	$300,000	—	100

Zoltan J. Cendes, Ph.D.	2005	$300,000	$3,000	—
Chairman of the Board and	2004	$300,000	$500	—
Chief Technology Officer	2003	$300,000	—	100

Thomas A.N. Miller	2005	$166,667	$51,000	—
Executive Vice President	2004	$150,000	$13,000	—
and Chief Financial Officer	2003	$120,000	$15,500	100
Fiscal Year-End Option Values
     The following table sets forth information regarding each exercise of stock options during fiscal year 2005, which ended April 30, 2005 and the value of unexercised stock options for Messrs. Csendes, Cendes and Miller as of April 30, 2005:

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired		Options at	Options at
	on	Value	FY-End (#)	FY End (1)
Name	Exercise	Realized (1)	Exercisable/Unexercisable	Exercisable/Unexercisable
Nicholas Csendes	—	—	272,500/80,000	$4,449,656/$1,132,800
Zoltan Cendes, Ph.D.	200,000	$3,640,000	272,500/80,000	$4,449,656/$1,132,800
Thomas A.N. Miller	—	—	55,200/20,000	$880,035/$283,200

(1)	Value per share is defined as the market price of Ansoft stock at year-end minus the exercise price of the option. The market price of Ansoft stock on April 30, 2005 was $23.20.

Performance Graph
     The following graph shows the cumulative total stockholder return on the Common Stock from April 3, 1996 (the last trading day before the date of the Company’s initial public offering) through February 28, 2006 as compared to the returns of the Total Return Index for The Nasdaq Stock Market (US) and the Nasdaq Computer Index. The graph assumes that $100 was invested in the Common Stock of the Company and in the Total Return Index for The Nasdaq Stock Market (US) and the Nasdaq Computer Index as of April 3, 1996, and assumes reinvestment of dividends.
Total Return Index

Measurement Period
(Fiscal Year
covered)	Ansoft Corporation	The Nasdaq Stock Market (US)	Nasdaq Computer Index
4/3/96	100	100	100
4/30/96	84	108	112
4/30/97	56	115	124
4/30/98	159	171	193
4/30/99	88	235	296
4/30/00	151	356	430
4/30/01	109	194	235
4/30/02	133	156	165
4/30/03	100	137	153
4/30/04	165	174	191
4/30/05	274	174	192
2/28/06	463	207	224
OTHER MATTERS
     The Board knows of no matters which are to be brought before the Special Meeting other than those set forth in the accompanying notice of Special Meeting of stockholders. If any other matters properly come before the Special Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Special Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

SOLICITATIONS OF PROXIES
     The cost of solicitation of proxies for use at the Special Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone. In addition, the Company has retained American Stock Transfer & Trust Company to act as the Company’s registrar and transfer agent and to assist in the solicitation of proxies from brokers, nominees, institutions and individuals on behalf of the Company. In return for such services, the Company pays American Stock Transfer & Trust Company a monthly $500 fee. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next Annual meeting of the Company’s stockholders by submitting such proposals to the Company in a timely manner and by including with such proposal the information specifically called for by Rule 14a-8. In order to be so included in the Company’s 2006 proxy statement and to be properly considered at the 2006 Annual meeting, stockholder proposals must be received by the Company no later than April 6, 2006, and must otherwise comply with the requirements as set forth in Rule 14a-8.
     The Bylaws of the Company establish an advance notice procedure for eligible stockholders to make nominations. The Company’s Bylaws provide that nominations for director must be given to the Secretary of the Company not later than 60 days prior to the anniversary date of the prior year’s Annual meeting. The Company’s Bylaws also require that certain specific information accompanying a stockholder notice of nomination. A copy of the Company’s Bylaws is available from the Company upon request.

EXHIBIT A
ANSOFT CORPORATION
2006 STOCK INCENTIVE PLAN
     1. Purpose. This Ansoft Corporation 2006 Stock Incentive Plan (the “Plan”) seeks to further the long-term stability and financial success of Ansoft Corporation (the “Company”) by attracting and retaining persons providing services to Ansoft Corporation through the use of stock incentives; motivating those persons to contribute to the growth and profile of the Company; and further aligning the interests of those persons with those of Ansoft Corporation stockholders.
     2. Definitions. As used in the Plan, the following terms have the meanings indicated:
     (a) ‘‘Act’’ means the Securities Exchange Act of 1934, as amended.
     (b) ‘‘Applicable Withholding Taxes’’ means the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with any lapse of restrictions on Restricted Stock, dividends paid on Restricted Stock, or any exercise of a Nonstatutory Stock Option.
     (c) ‘‘Code’’ means the Internal Revenue Code of 1986, as amended.
     (d) ‘‘Committee’’ means the Compensation Committee of the Company’s Board of Directors (or any successor Board committee designated by the Board to administer this plan), provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee to act as the Committee for purposes of the Plan.
     (e) ‘‘Company Stock’’ means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 12), the shares resulting from the change shall be deemed to be Company Stock within the meaning of the Plan.
     (f) ‘‘Date of Grant’’ means the date on which the Committee grants an Incentive Award.
     (g) ‘‘Disability’’ or ‘‘Disabled’’ means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and the determination shall be conclusive.
     (h) ‘‘Fair Market Value’’ means, unless otherwise determined by the Committee, the closing price for a share of Company Stock reported on the Nasdaq Stock Market (or such other stock exchange or quotation system on which shares are then listed or quoted) for the business day immediately preceding such date.
     (i) ‘‘Incentive Award’’ means, collectively, the award of an Option or Restricted Stock under the Plan.

     (j) ‘‘Incentive Stock Option’’ means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.
     (k) ‘‘Mature Shares’’ means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which the holder has held for at least six months.
     (l) ‘‘Nonstatutory Stock Option’’ means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.
     (m) ‘‘Option’’ means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.
     (n) ‘‘Participant’’ means any employee of the Company, a director of the Company or an individual rendering services to the Company who receives an Incentive Award under the Plan.
     (o) ‘‘Restricted Stock’’ means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.
     (p) ‘‘Rule 16b-3’’ means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.
     3. General. The types of Incentive Awards that may be granted under the Plan are Options or Restricted Stock. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.
     4. Stock.
     (a) Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 670,000 shares of Company Stock, which shall be authorized but unissued shares. All of the shares of Company Stock that may be issued under this Plan may be issued upon the exercise of Options that qualify as Incentive Stock Options. No more than 200,000 shares may be issued as Restricted Stock, provided that any shares of Restricted Stock that are forfeited shall not count against this limit. No more than 100,000 shares may be allocated to Options that are granted to any individual Participant during any single Taxable Year.
     (b) Shares allocable to Options, Restricted Stock or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an Option granted under an existing Incentive Award, provided that, without prior stockholder approval, the Committees are expressly prohibited from repricing an Option if the exercise price of the new Option would be less than the exercise price of the Option under the existing Incentive Award surrendered for cancellation. Reload Options issued on the exercise of an Option or otherwise are expressly prohibited.

     (c) Shares allocable to Options issued following the expiration of the Ansoft Corporation 1995 Stock Option Plan and prior to the adoption of this Plan by stockholders to persons who would have been eligible under this Plan shall be approved by stockholders by the adoption of this Plan. All of these Options shall be subject to the terms of this Plan and shall be counted against the authorized shares provided in Section 4(a).
     5. Eligibility.
     (a) All present and future employees of the Company (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company, directors of the Company, and individuals who are rendering services as consultants, advisors, or other independent contractors to the Company shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 13, to select eligible individuals to receive Incentive Awards and to determine for each individual the nature of the award and the terms and conditions of each Incentive Award.
     (b) The grant of an Incentive Award shall not obligate the Company to pay an individual any particular amount of remuneration, to continue the employment of the individual after the grant or to make further grants to the individual at any time thereafter.
     6. Restricted Stock Awards.
     (a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice shall be the grant agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.
     (b) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (c) below shall lapse.
     (c) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on the shares as set forth in the Participant’s grant agreement have lapsed or been removed.
     (d) Upon the acceptance by a Participant of an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote the shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and upon request the Participant shall provide the Company with appropriate stock powers endorsed in blank.
     (e) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until the amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable

Withholding Taxes, if the grant so provides, the Participant may elect to have the Company retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.
     7. Stock Options.
     (a) The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice shall be the stock option agreement.
     (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of the shares on the Date of Grant, except as provided in Section 12.
     (c) Options may be exercised in whole or in part at the times as may be specified by the Committee in the Participant’s stock option agreement; provided that no Option may be exercised after the expiration of ten (10) years from the Date of Grant and provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:
     (i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant’s retirement or termination of employment with the Company for reasons other than disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.
     (ii) An Incentive Stock Option by its terms shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the ‘‘Limitation Amount’’). Incentive Stock Options granted under the Plan and all other plans of any Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose any conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.
     8. Method of Exercise of Options.
     (a) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option the Participant has elected to exercise. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, (ii) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) use any other methods of payment as the Committee, at its discretion, deems appropriate.
     (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.
     (c) Each Participant shall agree as a condition of the exercise of an Option to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes, if any. Until the amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option.
     9. Transferability of Options. Nonstatutory Stock Options may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.
     10. Effective Date of the Plan. The effective date of the Plan is March 7, 2006, subject to approval by the affirmative vote of the holders of a majority of the votes cast at a special meeting of the Company’s shareholders. Until (i) the Plan has been approved by the Company’s shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.
     11. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 7, 2016. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan in any respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 12), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless the change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder, subject to the limitations of Section 13(b). Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.
     12. Change in Capital Structure.
     (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan (including the maximum limit on Incentive Stock Options, Options, or Restricted Stock under Section 4), the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price of Options, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.
     (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets or any similar event which the Committee determines should be covered by this Section 12(b), then the Committee may take any actions with respect to outstanding Incentive Awards as the Committee deems appropriate.
     (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.
     13. Administration of the Plan.
     (a) The Plan shall be administered by the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:
     (i) to prescribe, amend and rescind policies relating to this Plan, and to interpret the Plan, including defining terms not otherwise defined;
     (ii) to determine which persons will be Participants, to which of the Participants, if any, Incentive Awards shall be granted hereunder and the timing of any Incentive Awards;
     (iii) to grant Incentive Awards to Participants and determine the terms and conditions thereof, including the number of shares of Company Stock subject to Incentive Awards and the exercise or purchase price of the shares of Company Stock and the circumstances under which Incentive Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the occurrence of certain events, or other factors;
     (iv) to establish or verify the extent of satisfaction of any conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Incentive Award;
     (v) to prescribe and amend the terms of the award agreements or other documents evidencing Incentive Awards made under this Plan (which need not be identical);

     (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12;
     (vii) to interpret and construe this Plan, any policies under this Plan and the terms and conditions of any Incentive Award granted hereunder, and to make exceptions to any provisions for the benefit of the Company;
     (viii) to delegate any portion of its authority under the Plan to make Incentive Awards to an executive officer of the Company, subject to any conditions that the Committee may establish, and
     (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.
     (b) The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that the consent will not be required if the amendment is for the purpose of complying with Rule 16b-3, Code section 409A or any other section or requirement of the Code applicable to the Incentive Award. Notwithstanding any other provision of the Plan to the contrary, no Modification shall be made to any Option, if such Modification would result in the Option constituting a deferral of compensation or having an additional deferral feature within the meaning of Prop. Treas. Regs. § 1.409A-1(b)(5)(v)(A). Subject to the last sentence of this subsection 13(b), a “Modification” shall mean any change in the terms of the Option (or change in the terms of the Plan or applicable agreement) that may provide the holder of the Option with a direct or indirect reduction in the Option exercise price, or an additional deferral feature, or an extension or renewal of the Option, regardless of whether the holder in fact benefits from the change in terms. An extension of an Option refers to the granting to the holder of an additional period of time within which to exercise the Option beyond the time originally prescribed. A renewal of an Option is the granting by the Company of the same rights or privileges contained in the original Option on the same terms and conditions. Notwithstanding the above, it is not a Modification to change the terms of an Option in any of the ways or for any of the purposes specifically described in Prop. Treas. Regs. § 1.409A-1(b)(v) as not resulting in a modification, extension or renewal of a stock right, or the granting of a new stock right, for purposes of that section.
     (c) The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.
     (d) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.
     (e) The Committee may delegate the administration of the Plan to an officer or officers of the Company, and the administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Incentive Awards, to process or oversee the issuance of shares of

Company Stock upon the exercise, vesting and/or settlement of an Incentive Award, to interpret the terms of Incentive Awards and to take any other actions as the Committee may specify, provided that in no case shall any administrator be authorized to grant Incentive Awards under the Plan. Any action by an administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any administrator, provided that the actions and interpretations of any administrator shall be subject to review and approval, disapproval or modification by the Committee.
     14. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company—at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.
     15. Interpretation. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3 and to facilitate compliance with, and optimize the benefits from, Code section 162(m) and Code section 409A. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the State of Pennsylvania.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ANSOFT CORPORATION
     The undersigned stockholder(s) of Ansoft Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for a Special Meeting, and hereby appoints Nicholas Csendes and Thomas A.N. Miller, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at a Special Meeting of stockholders of the Company to be held at 9:00 a.m. local time on Thursday, April 20, 2006, at Ansoft Corporation, 225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania 15219-1119 and at any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)
PLEASE MAIL IN THE ENVELOPE PROVIDED
☑ Please mark your votes as in this example.

	FOR	AGAINST	ABSTAIN
1. Amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized voting common stock, $.01 par value, to 50,000,000 shares.

2. Approve the 2006 Stock Incentive Plan.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER(S). IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1and 2.
The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.
Signature:
Signature (if held jointly):
Dated:

NOTE:	Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation shall sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.